EXHIBIT 3(b)

ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
G&K SERVICES, INC.

The undersigned Secretary of G&K Services, Inc. (the “Company”) hereby certifies that the following Articles of Amendment to the Company’s Amended and Restated Articles of Incorporation were approved by the Board of Directors (the “Board”) pursuant to a meeting of the Board held August 20, 2015, and by the shareholders of the Company (the “Shareholders”) pursuant to a meeting of the Shareholders held November 4, 2015, pursuant to the provisions of the Minnesota Business Corporations Act.

1.	The name of the corporation is G&K Services, Inc.

2.	A new Article IX is hereby added to the Amended and Restated Articles of Incorporation, to read as follows:

“ARTICLE IX
The directors to be elected at a meeting of Shareholders shall be chosen by the majority of votes cast by the holders of shares entitled to vote in the election at the meeting, provided a quorum is present; provided, however, that if the election is a contested election, then the director shall be elected by the vote of a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. The election is “contested” if the number of nominees exceeds the number of directors to be elected, which shall be the case if: (i) a Shareholder has properly nominated a person for election to the Board of Directors in compliance with the Corporation’s Bylaws or applicable law and (ii) such nomination has not been withdrawn by such Shareholder on or prior to ten (10) days in advance of the date that the Corporation files its definitive proxy statement with the Securities and Exchange Commission with respect to such election (regardless of whether such proxy statement is thereafter revised or supplemented). For purposes of Article IX, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director.

If the holders of any preferred stock of the Company are entitled to elect any directors voting separately as a class or series, those directors shall be elected by a plurality of the votes cast by the holders of shares of preferred stock entitled to vote in the election at the meeting, provided a quorum of the holders of shares of preferred stock is present.”

3.	Except as modified herein, the Amended and Restated Articles of Incorporation shall remain unchanged.

4.	This amendment has been adopted pursuant to Chapter 302A of the Minnesota Business Corporation Act.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 4th day of November, 2015.

/s/	Jeffrey L. Cotter
Name:	Jeffrey L. Cotter
Title:	Vice President, General Counsel and Secretary